EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) by and between MAURA L. BERNEY (“Executive”) and ANDINA II HOLDCO CORP. (to be named LAZYDAYS HOLDINGS, INC.), a Delaware corporation (the “Company”), is made and entered into as of November _, 2017, to be effective as of the Closing (as defined below).

A. WHEREAS, on October 27, 2017, Andina Acquisition Corp. II (“Andina”), the Company, Andina II Merger Sub Inc., Lazy Days’ R.V. Center, Inc. (“R.V. Center”) and A. Lorne Weil entered into a merger agreement (the “Merger Agreement”);

B. WHEREAS, Executive had been employed as the Chief Financial Officer of LDRV Holdings Corp. pursuant to that certain offer letter between Executive and LDRV Holdings Corp., dated as of April __ 2017 (the “Prior Employment Agreement”);

C. WHEREAS, the Company, contingent on the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), desires that Executive render services to the Company following the Closing, pursuant to the terms and conditions herein, and Executive desires to provide such services to the Company on the terms and conditions herein provided; and

D. WHEREAS, from and after the Closing, the Company and Executive intend to terminate the Prior Employment Agreement, and any other contract or understanding of any kind whatsoever regarding the terms and conditions of employment, whether oral or written, express or implied, between LDRV Holdings Corp., or any affiliated entity and Executive, and replace and supersede any such agreement, including, but not limited to, the Prior Employment Agreement, with this Agreement, as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing premises and of the respective covenants and agreements set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1. Certain Definitions.

The following terms when used in this Agreement shall have the meanings assigned to them below:

(a) “Accrued Benefits” shall have the meaning set forth in Section 5(a).

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Applicable Bonus Payment Date” shall have the meaning set forth in Section 3(b).

(d) “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(e) “Annual Bonus” shall have the meaning set forth in Section 3(b).

(f) “Board” shall mean the Board of Directors of the Company or such other similar governing body.

(g) “Cause” shall mean any of the following: (i) Executive’s material failure to substantially perform the duties set forth herein (other than any such failure resulting from Executive’s Disability); (ii) Executive’s material failure to carry out, or comply with, in any material respect any lawful directive of the Board; (iii) Executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Executive’s duties and responsibilities hereunder; (v) Executive’s commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of the Company, or breach of fiduciary duty against the Company (or any successor thereof); or (vi) Executive’s material breach of this Agreement or other agreements with the Company (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i) and (ii), continues beyond thirty (30) days after the Company has provided Executive notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by Executive). Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its reasonable discretion.

(h) “Change in Control” shall mean the bona fide sale or transfer, in one transaction or a series of related transactions, of (i) all or substantially all of the consolidated assets of the Company Group, taken as a whole, or (ii) at least a majority of the then-issued and outstanding shares of the Company to any person who is not an affiliate of the Company Group; provided however, that a Change in Control shall not include a merger, consolidation or reorganization of the Company where the shareholders of the Company immediately before such merger, consolidation or reorganization, own directly or indirectly at least fifty percent (50%) of the combined voting power of the outstanding shares of the corporation resulting from such merger, consolidation or reorganization, in substantially the same proportion as their ownership of the shares immediately before such merger, consolidation or reorganization); and provided further however, that in no event shall a transaction be considered a Change in Control unless such transaction would also be a “change in control” (whether by change in ownership, effective control or change in the ownership of a substantial portion of the assets) under Section 409A.

(i) “Closing” shall have the meaning set forth in “Whereas” clause C.

(j) “Closing Date” shall have the meaning set forth in Section 2(b).

(k) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(l) “Company” shall have the meaning set forth in the preamble hereto.

(m) “Company Group” shall mean the Company and each Subsidiary of the Company.

(n) “Company Employee” shall have the meaning set forth in Section 6(b).

(o) “Compensation Committee” shall have the meaning set forth in Section 3(a).

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(p) “Competitive Business” shall have the meaning set forth in Section 6(a).

(q) “Date of Termination” shall mean (i) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated due to Executive’s Disability, the date determined pursuant to Section 4(a)(ii); or (iii) if Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

(r) “Disability” shall mean Executive’s inability to engage in the essential functions of her position by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than six (6) months, as determined by a physician selected by the Company and reasonably acceptable to Executive.

(s) “Effective Date” shall have the meaning set forth in Section 2(b).

(t) “Equity Plan” shall have the meaning set forth in Section 3(c).

(u) “Excess Portion” shall have the meaning set forth in Section 5(b)(i).

(v) “Executive” shall have the meaning set forth in the preamble hereto.

(w) “Good Reason” shall mean any of the following without Executive’s consent: (i) a material diminution in Executive’s authority, duties, or responsibilities; or (ii) any other action or inaction that constitutes a material breach by the Company of this Agreement.

(x) “Governmental Agencies” shall have the meaning set forth in Section 6(k).

(y) “Merger Agreement” shall have the meaning set forth in “Whereas” clause A.

(z) “Notice of Termination” shall have the meaning set forth in Section 4(b).

(aa) “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(bb) “Prior Employment Agreement” shall have the meaning set forth in “Whereas” clause B.

(cc) “Proprietary Information” shall have the meaning set forth in Section 6(e).

(dd) “Release” shall have the meaning set forth in Section 5(b)(iii).

(ee) “Restricted Period” shall mean the twelve (12) month period immediately following the Date of Termination.

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(ff) “R.V. Center” shall have the meaning set forth in “Whereas” clause A.

(gg) “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(hh) “Severance” shall have the meaning set forth in Section 5(b).

(ii) “Subsidiary” shall mean any direct or indirect majority owned subsidiary of the Company at any time and from time to time, including but not limited to LDRV Holdings Corp., Lazydays Land Holdings, LLC, Lazydays Arizona, LLC.

(jj) “Solicit” shall have the meaning set forth in Section 6(b).

(bb) “Term” shall have the meaning set forth in Section 2(b).

2. Employment.

(a) In General. The Company and/or its Subsidiaries shall employ Executive and Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided; provided, however, if for any reason, the Closing does not occur or the Merger Agreement shall be terminated, then this Agreement shall automatically, without any required action on the part of either party hereto, be null and void (void ab initio) and of no further force or effect.

(b) Term of Employment. Commencing on the Closing Date (as defined in the Merger Agreement) (the “Effective Date”), and ending on such date as Executive’s employment with the Company and/or its Subsidiaries is terminated in accordance with Section 4 hereof (the period during which Executive is employed by the Company is hereinafter referred to as the “Term”), the Company and/or its Subsidiaries shall employ Executive, and Executive shall accept such employment and perform services for the Company and its Subsidiaries, upon the terms and conditions set forth in this Agreement.

(c) Position and Duties. During the Term, Executive shall serve as the Chief Financial Officer of the Company Group, with responsibilities, duties and authority customary for such position, subject to direction by the Board. In addition during the Term, Executive shall hold such other officerships and directorships with the Company Group to which, from time to time, Executive may be appointed or elected, all with no additional compensation payable to Executive. Executive shall devote substantially all Executive’s working time and efforts to the business and affairs of the Company Group and agrees to observe and comply with the Company Group’s rules and policies as adopted by the Company Group from time to time.

(d) Work Location. During the Term, the primary place for performance of Executive’s duties and responsibilities shall be at the Company’s headquarters, currently located in Seffner, Florida, provided however that Executive will be required to travel on Company business regularly during the Term.

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3. Compensation and Related Matters.

(a) Annual Base Salary. Executive shall receive a base salary at the rate of Three Hundred and Twenty Five Thousand Dollars ($325,000) per annum. Executive’s annual base salary shall be paid in accordance with the customary payroll practices of the Company. Commencing on the first anniversary of the Effective Date, Executive’s base salary will be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) whereby the Compensation Committee in its discretion may increase, but not decrease, Executive’s base salary (unless such decrease is part of a broader reduction in salaries affecting the Company’s senior management). References to “Annual Base Salary” under this Agreement refer to the rate of base salary as may be adjusted from time to time pursuant to this Section 3(a).

(b) Annual Bonus. With respect to each calendar year that ends during the Term, commencing with the calendar year ending December 31, 2018, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) under the Company’s short term incentive compensation plan. Executive’s target Annual Bonus shall be seventy five percent (75%) of Executive’s Annual Base Salary (in a range between fifty percent (50%) and a maximum potential of one-hundred and fifty percent (150%) of the target Annual Bonus) based on attainment of one or more performance targets and/or key performance objectives established by the Board and/or Compensation Committee in its sole discretion. If performance targets and/or key performance objectives are not met, Executive shall not be eligible for an Annual Bonus for the applicable calendar year. Any Annual Bonus shall be payable on such date as is determined by the Compensation Committee in its sole discretion, but in no event later than thirty (30) days after the Company receives audited financial statements (the “Applicable Bonus Payment Date”). Notwithstanding the foregoing, no bonus shall be payable with respect to any calendar year unless Executive remains continuously employed with the Company Group during the period beginning on the Effective Date and ending on the Applicable Bonus Payment Date for that particular calendar year’s Annual Bonus.

(c) Equity Participation. On the Effective Date, Executive will be awarded an option to acquire shares in the Company under the Company’s long term incentive plan, subject to shareholder approval of such plan and the terms and conditions set forth in the award agreement attached hereto as Exhibit A. The option shall be for the purchase of at least two percent (2.0%) of the common stock of the Company on a fully diluted basis on the Closing Date (as defined in the Merger Agreement), including any outstanding warrants and preferred stock convertible into common stock, as provided in Exhibit A.

(d) Benefits. Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company, as in effect from time to time (which may include, without limitation, health care, dental, vision, prescription, flexible spending, short-term and long-term disability, life insurance and 401(k) plans, programs and arrangements).

(e) Vacation. During the Term, Executive shall be eligible to take four (4) weeks of paid vacation per year, pro-rated for any partial year of employment. Unused and accrued vacation does not roll over to the next calendar year.

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(f) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company Group in accordance with the Company Group’s applicable expense reimbursement policies and procedures.

4. Termination. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive incurs a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment. In that event, Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by Executive or the date specified in such notice; provided that within the thirty (30) day period following receipt of such notice, Executive shall not have returned to full-time performance of Executive’s duties hereunder.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause at any point during the Term.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause at any point during the Term.

(v) Resignation for Good Reason. Executive may resign from Executive’s employment for Good Reason (which shall not include Executive’s death or Disability). A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than thirty (30) days after the initial occurrence of such event), and there shall have passed sixty (60) days within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive. Any resignation for Good Reason must occur within six (6) months following the occurrence deemed to give rise to a right to terminate for Good Reason.

(vi) Resignation for any reason other than Good Reason.

Executive may resign from Executive’s employment for any reason whatsoever other than Good Reason.

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(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 4 (other than a termination pursuant to Section 4(a)(i)) shall be communicated by a written notice to the other party hereto (a “Notice of Termination”): (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Sections 4(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination (which, if submitted by Executive, shall be at least ninety (90) days following the date of such notice); provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). A Notice of Termination submitted by the Company (other than a Notice of Termination under Section 4(a)(ii) above) may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

5. Company Obligations Upon Termination of Employment.

(a) In General. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to receive: (i) any portion of Executive’s Annual Base Salary earned through the Date of Termination not theretofore paid, (ii) any expenses incurred through the Date of Termination owed to Executive under Section 3(f), and (iii) any earned and vested benefits under any employee benefit plans under Section 3(d) in which Executive was a participant immediately prior to the Date of Termination, which amounts shall be payable in accordance with the terms and conditions of such benefit plans. Except as otherwise set forth in Section 5(b) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason (collectively, (i) through (iii) are the “Accrued Benefits”).

(b) Severance Payment.

(i) In the event of (A) Executive’s termination of employment by the Company without Cause pursuant to Section 4(a)(iv), or (B) Executive’s resignation for Good Reason pursuant to Section 4(a)(v), in either case prior to January 1, 2022 and/or a Change in Control, then, in addition to the Accrued Benefits, the Company shall pay to Executive as severance an amount equal to the sum of (x) Executive’s Annual Base Salary in effect immediately prior to the Date of Termination and (y) the average of the Annual Bonus actually paid to Executive in each of the three (3) years (if Executive has been employed by the Company Group for less than three (3) years, such lesser period) immediately preceding the year in which the Date of Termination occurs (the amounts described in Sections 5(b)(i)(x) and (y), collectively, the “Severance”). The Severance shall be paid in substantially equal installments for a period of twelve (12) months, commencing, subject to Section 8(b), on the Company’s regular payroll date which is on or immediately after the fortieth (40th) day following the Date or Termination, provided that the Release (as defined below) shall have become effective on or before the fortieth (40th) day following the Date of Termination.

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(ii) In the event of (A) Executive’s termination of employment by the Company without Cause pursuant to Section 4(a)(iv), or (B) Executive’s resignation for Good Reason pursuant to Section 4(a)(v), in either case upon or after a Change in Control, but prior to January 1, 2022, then, in addition to the Accrued Benefits, the Company shall pay to Executive the Severance, which shall be payable in a lump sum on the Company’s first regular payroll date that is on or immediately after the fortieth (40th) day following the Date of Termination, provided that the Release has become effective on such date in accordance with its terms.

(iii) The payments described in Section 5(b)(i) or (ii) shall be in lieu of notice or any other severance payments or benefits to which Executive might otherwise be entitled. Notwithstanding anything herein to the contrary, (A) no portion of the payments described in Section 5(b)(i) or (ii) shall be paid or provided unless Executive timely executes a general waiver and release of claims agreement in the Company’s customary form within thirty (30) days of the Date of Termination or such longer period required by law (which form shall be provided by the Company to Executive within seven (7) days of the Date of Termination) and until any applicable revocation period has expired (the “Release”), and (B) as of the first date on which Executive violates any covenant contained in Section 6, any payments described in Section 5(b)(i) or (ii) shall thereupon be forfeited and promptly returned to the Company. For purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), Executive’s right to receive the Severance described in Section 5(b)(i) in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

(c) The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company or any member of the Company Group.

6. Restrictive Covenants.

(a) Executive hereby agrees that, during the Term and the Restricted Period, Executive shall not, whether individually as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company Group, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit her name to be used by, act as a consultant, employee or advisor to, render services for (along or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company Group (x) on the Date of Termination (including, without limitation, any business which the Company Group has specific plans to conduct in the future and as to which the Executive is aware) or (y) within twelve (12) months prior to the Date of Termination, in each case, in the geographic locations where the Company Group engages or proposes to engage in such business (a “Competitive Business”).

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(b) Executive hereby agrees that, during the Term and the Restricted Period, Executive shall not, directly or indirectly, either for herself or on behalf of any other Person, (i) Solicit any Person who was employed by the Company Group at any time during the twelve (12) month period immediately prior to the Date of Termination or who thereafter becomes employed by the Company Group (a “Company Employee”), or (ii) participate in any way in a decision to hire a Company Employee. For purposes of this Agreement, the term “Solicit” shall mean to recruit, offer, induce, or otherwise persuade (or to assist or encourage any other Person to do so), directly or indirectly, a Company Employee to terminate his or her employment with the Company Group and/or to perform services for Executive or for any other Person, whether as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity.

(c) Executive hereby agrees that, during the Term and the Restricted Period, Executive shall not, directly or indirectly, either for herself or on behalf of any other Person, (i) call upon, accept business from, or solicit the business of any Person who is or who had been at any time during the twelve (12) month period immediately prior to the Date of Termination, a customer, supplier or vendor of the Company Group or (ii) divert business, supplies, services or materials from, or otherwise interfere with, the Company’s business relationship with any of the Company’s customers, suppliers or vendors. Executive further agrees that if any such customer, supplier or vendor contacts Executive during the Term or the Restricted Period in respect of doing business with Executive, Executive will advise such customer, supplier or vendor of the restrictions on her ability to do business with such customer, supplier or vendor contained herein.

(d) Executive shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, logo, trade dress or identifying words or images which are the same as or similar to those used at any time by the Company Group in connection with any product or service.

(e) Except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder or in accordance with Sections 6(g), (k) and (l), Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s members, operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any other Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any other Person, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

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(f) Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in her possession, custody or control.

(g) Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

(h) Executive agrees not to disparage the Company, any of its products or practices, or any of its managers, officers, agents, representatives, members or affiliates, either orally or in writing, at any time; provided that Executive may confer in confidence with Executive’s legal representatives and make truthful statements as required by law.

(i) Prior to accepting other employment or any other service relationship during the Restricted Period, Executive shall provide a copy of this Section 6 to any recruiter who assists Executive in obtaining other employment or any other service relationship and to any employer or other Person in the Company’s industry with which Executive discusses potential employment or any other service relationship.

(j) In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by Executive of the provisions of this Section 6 shall toll the running of any time periods set forth in this Section 6 for the duration of any such breach or violation.

(k) Executive understands that nothing contained in this Agreement or otherwise limits Executive’s ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Department of Justice or any other federal, state or local governmental agency or commission (collectively, “Governmental Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency, including providing documents or other information, without notice to the Company. Employee may not, however, waive the Company’s attorney-client privilege.

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(l) Executive and the Company acknowledge that pursuant to 18 U.S.C § 1833(b)(1), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive and the Company further acknowledge that, pursuant to 18 U.S.C § 1833(b)(2) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to her attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

7. Injunctive Relief. Executive recognizes and acknowledges that a breach of the covenants contained in Section 6 will cause irreparable damage to the Company Group and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Section 6, in addition to any other remedy which may be available at law or in equity, the Company Group will be entitled to specific performance and injunctive relief. In the event action is brought by the Company Group to enforce the provisions of Section 6, if the Company Group prevails in such action or if there is no prevailing party in such action, then Executive shall pay, or shall promptly reimburse the Company Group for, the costs incurred by the Company Group in such action (including attorney’s fees and expenses).

8. Section 409A.

(a) General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A, the Company reserves the right to (without any obligation to do so or to indemnify Executive for failure to do so) (i) adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its affiliates, employees or agents.

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(b) Separation from Service; Section 409A. Notwithstanding anything herein to the contrary: (i) no termination or other similar payments and benefits hereunder shall be payable unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which Executive may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to Executive prior to the earlier of (x) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (y) the date of Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 9(b)(ii) shall be paid in a lump sum to Executive, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; (iii) the determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) to the extent that any installment payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), each such payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment; (v) to the extent that any reimbursements or corresponding in-kind benefits provided to Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations; and (vi) the amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

9. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. Executive may not assign Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

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10. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Florida, without reference to the principles of conflicts of law of Florida or any other jurisdiction, and where applicable, the laws of the United States.

11. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a) If to the Company:

LazyDays’ Holdings, Inc.
6130 Lazydays Blvd.
Seffner, Florida
Attn: General Counsel
Facsimile: (813) 246-5240

(b) If to Executive, at the address set forth on the signature page hereto.

13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

14. Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of Executive by the Company and to supersede all prior understandings and agreements, whether written or oral, including, but not limited to, the Prior Employment Agreement. The terms of this Agreement may not be contradicted by evidence of any prior or contemporaneous agreement. The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

15. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, Executive or a duly authorized officer of the Company may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

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16. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

17. Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party hereto shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

18. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

19. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

20. Absence of Conflicts; Executive Acknowledgement. Executive hereby represents that from and after the Effective Date the performance of Executive’s duties hereunder will not breach any other agreement to which Executive is a party. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

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21. Prior Employment Agreement. As of the Effective Date, the Prior Employment Agreement is terminated and of no further force and effect; provided, that all obligations of Executive to maintain in confidence all Proprietary Information of LDRV Holdings Corp. and its affiliated entities shall survive the termination of the Prior Employment Agreement and the execution of this Agreement. By signing this Agreement, Executive acknowledges and agrees that the transactions contemplated by the Merger Agreement do not constitute a termination of the Prior Employment Agreement under circumstances entitling the Executive to any compensation, payments or benefits, including, without limitation, any severance payments or benefits. The parties acknowledge and agree that if this Agreement fails to become effective and/or becomes null and void in accordance with its terms pursuant to Section 2(a), above prior to the Closing Date, the Prior Employment Agreement will remain in full force and effect unaffected by this Agreement.

22. Clawback. Notwithstanding any other provision of this Agreement to the contrary, any incentive compensation (whether cash or equity) received by Executive which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order or stock exchange listing requirement and Executive agrees and consents to the Company’s enforcement and implementation of the foregoing.

23. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination (including, without limitation, pursuant to the provisions of Section 6 hereof).

24. Waiver of Claims Against Andina Trust Account. Notwithstanding anything else in this Agreement, Executive acknowledges that it has read Andina’s final prospectus dated November 24, 2015 (“Final Prospectus”) and understands that Andina has established a trust account for the benefit of Andina’s public shareholders (“Trust Fund”) and that Andina may disburse monies from the Trust Fund only in certain limited situations described in the Final Prospectus. Executive further acknowledges that, if the transactions contemplated by the Merger Agreement, or, upon termination of the Merger Agreement, another business combination, are not consummated by the time period set forth in Andina’s charter documents, Andina will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, Executive hereby waives all rights, title, interest or claim of any kind against Andina and the Company to collect from the Trust Fund any monies that may be owed to her hereunder, and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided, however, that nothing in this Section 24 shall amend, limit, alter, change, supersede or otherwise modify the right of Executive to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief (including, without limitation, the right of Executive to compel specific performance by the Company of its obligations under this Agreement) or (b) bring or seek a claim for damages against the Company, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Fund or any funds distributed from the Trust Fund to holders of Andina’s ordinary shares in accordance with Andina’s charter documents). This paragraph will survive this Agreement and will not expire regardless of this Agreement’s termination and will not be altered in any way without the express written consent of Andina.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

COMPANY

By:
Name:
Title:

EXECUTIVE

By:
Maura L. Berney
Residence Address:

Signature Page to the
Employment Agreement for Maura L. Berney